                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-42717


PROSPECTUS SUPPLEMENT
(To Prospectus dated December 30, 1997)

[LOGO] TRINET

TRINET CORPORATE REALTY TRUST, INC.
$125,000,000
6.75% Dealer remarketable securitiesSM ("Drs.SM") due 2013

Interest payable March 1 and September 1

The Dealer remarketable securities ("Drs.SM") due March 1, 2013 (the "Stated Maturity Date") of TriNet Corporate Realty Trust, Inc. (the "Company") will bear interest at a rate of 6.75% per annum from February 27, 1998 until March 1, 2003 (the "Remarketing Date"). Interest on the Drs. is payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1998. The Drs. are subject to mandatory tender on the Remarketing Date.

If J.P. Morgan Securities Inc., as Remarketing Dealer (the "Remarketing Deal-er"), has elected to remarket the Drs. as described herein, the Drs. will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date. See "Description of the Drs.--Mandatory Tender of Drs.; Remarketing." If the Remarketing Dealer elects not to remarket the Drs., or for any reason does not purchase all of the Drs. on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the Drs.--Repurchase."

The Drs. are redeemable, in whole or in part, at the Company's option at any time prior to or after the Remarketing Date at a redemption price equal to the sum of (i) the principal amount of the Drs. being redeemed plus accrued inter-est thereon to the redemption date plus (ii) the Make-Whole Amount (defined be-low), if any, with respect to such Drs. See "Description of the Drs.--Redemp-tion." Upon the exercise by the Remarketing Agent of its option to remarket the Drs. as described herein, the Drs. are redeemable on the Remarketing Date at the option of the Company on the terms described in "Description of the Drs.-- Redemption."

The Drs. will be represented by one or more global securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Purchasers of the Drs. will not have the right to receive physical certificates evidencing their own-ership of the Drs. The Drs. will not be listed on any securities exchange.

Settlement for the Drs. will be made in immediately available funds and the Drs. will trade in DTC's Same-Day Funds Settlement System until maturity. Sec-ondary market trading activity in the Drs. will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

SEE "RISK FACTORS" COMMENCING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE DRS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Drs. will be offered by the Underwriters at varying prices based on pre-vailing market prices at the time of resale. The net proceeds to the Company will be 101.766% of the principal amount of the Drs. and the aggregate net pro-ceeds to the Company will be $127,207,500 plus accrued interest, if any, from February 27, 1998, before deducting estimated expenses of $350,000 payable by the Company. The net proceeds include a premium paid by the Remarketing Dealer for the right to require the mandatory tender of all outstanding Drs. See "Un-derwriting."

The Drs. are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. It is expected that delivery of the Drs. will be made through the book-entry facilities of DTC on or about February 27, 1998.

J.P. MORGAN & CO                                            GOLDMAN,.SACHS & CO.

February 24, 1998
----------------
"Dealer remarketable securitiesSM" and "Drs.SM" are service marks of J.P. Mor-gan Securities Inc.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DRS. SPECIFICALLY, THE UNDERWRIT-ERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PUR-CHASE, THE DRS. IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No dealer, salesperson or any other person has been authorized to give any in-formation or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This prospectus Supplement and the accompanying Prospectus do not constitute an of-fer by the Company or by any Underwriter to sell securities in any state to any person to whom it is unlawful for the Company or such Underwriter to make such offer in such state. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circum-stances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Risk Factors............................................................. S- 3
Recent Developments...................................................... S- 6
Use of Proceeds.......................................................... S- 6
Description of the Drs. ................................................. S- 6
Certain United States Federal Income Tax Considerations.................. S-15
Underwriting............................................................. S-18
Legal Matters............................................................ S-18
                                   PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
The Company..............................................................    3
Use of Proceeds..........................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................    4
Description of Debt Securities...........................................    4
Description of Preferred Stock...........................................   18
Description of Depositary Shares Representing Preferred Stock............   24
Description of Common Stock..............................................   27
Restrictions on Transfers of Capital Stock...............................   28
Federal Income Tax Considerations........................................   29
Plan of Distribution.....................................................   30
Legal Matters............................................................   32
Experts..................................................................   32

Unless the context requires otherwise, all references in this Prospectus Sup-plement to "TriNet" or the "Company" refer to TriNet Corporate Realty Trust, Inc. and its subsidiaries on a consolidated basis. Except as otherwise indi-cated, (i) references to the Properties, tenants and rental income include the 13 Properties owned by joint venture partnerships of which the Company is the sole general partner, and the tenants and rental income of such Properties and
(ii) information contained herein is given as of February 24, 1998.

This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securi-ties Exchange Act of 1934, as amended (the "Exchange Act"). The Company in-tends such forward-looking statements to be covered by the safe harbor provi-sions for forward-looking statements contained in the Private Securities Re-form Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "ex-pect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material ad-verse effect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts ("REITs")), availability of capital, interest rates, competition, supply and demand for office and industrial properties in the Company's current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties, together with those stated under the caption "Risk Factors" below, should be considered in evaluating forward-look-ing statements and undue reliance should not be placed on such statements.

                                 RISK FACTORS

  An investment in the Drs. involves various risks. In addition to general in-vestment risks and those factors set forth elsewhere herein, prospective in-vestors should consider, among other things, the following risk factors:

OTHER INDEBTEDNESS

The Drs. will be direct, senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Drs. will be effectively subordi-nated to mortgages and other secured indebtedness of the Company and to in-debtedness and other liabilities of the Company's subsidiaries. Claims of the holders of the Drs. will be effectively subordinated to the prior claims of the Company's secured lenders to the properties securing such indebtedness and of the subsidiaries' creditors to the subsidiaries' assets. Accordingly, such prior claims will have to be satisfied in full before holders of the Drs. will be able to realize any value from the secured or indirectly-held properties or other assets of the subsidiaries. At December 31, 1997, on a pro forma basis after giving effect to the offering of the Drs. and the application of the net proceeds therefrom, the Company would have had outstanding approximately $441.5 million of indebtedness (excluding approximately $17.2 million of non-recourse indebtedness secured by the four Sunnyvale Partnership Properties). Of such indebtedness, approximately $55.0 million is indebtedness of subsidi-aries of the Company and is secured by 18 Properties and approximately $11.4 million is non-recourse indebtedness of a consolidated partnership secured by four Properties. Also at such date, all of the Properties were owned by sub-sidiaries of the Company. A default under the obligations referred to above, which include the obligations described under "--Risks Associated with Borrow-ing," could result in the Company losing its interest in a substantial number of the Properties, including those securing the obligation as to which the de-fault relates, and would also most likely adversely affect cash available to satisfy the Company's obligations under the Drs.

RISKS ASSOCIATED WITH BORROWING

The Company currently uses and intends to continue using leverage to increase the Company's rate of return on its investments and allow the Company to make more investments than it otherwise could. Such use of leverage presents an ad-ditional element of risk in the event that the cash flow from lease payments on its properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code").

The Company has financed the acquisition of the Properties in part, and may finance future investments, with debt obligations that provide for the repay-ment of principal in a lump-sum or "balloon" payment at maturity. Borrowings under the 7.30% Notes due May 15, 2001 (the "2001 Notes"), the 7.95% Notes due May 15, 2006 (the "2006 Notes"), the 7.70% Notes due July 15, 2017 (the "2017
Notes"), the $200.0 million unsecured revolving credit facility (the "Acquisi-tion

Facility") and the $55.0 million term loan entered into in 1994 (the "1994 Mortgage Loan") require payments of interest only until maturity on May 15, 2001, May 15, 2006, July 15, 2017, October 8, 1999 and December 1, 2004, re-
spectively. The Company has also assumed four mortgage loans maturing between 2000 and 2009, in connection with the acquisition of certain Properties. As of February 24, 1998, such loans had an aggregate outstanding principal amount of approximately $11.4 million and a weighted average interest rate of 8.4%. The ability to repay such indebtedness at maturity or otherwise may depend on the ability of the Company or its subsidiaries either to refinance such indebted-ness or to sell properties. The Company has no commitments with respect to re-financing any such indebtedness, and there can be no assurance that such refi-nancing will be available, that such a sale will occur or that such refinancing or sale will be available on reasonable terms and conditions.

The 1994 Mortgage Loan and the Acquisition Facility bear interest at a floating rate tied to the London Interbank Offered Rate ("LIBOR"). Increases in the in-terest rates under the 1994 Mortgage Loan and the Acquisition Facility, to the extent not mitigated by interest rate protection agreements, could adversely affect the amount of cash available to make payments on the Drs.

REAL ESTATE INVESTMENT RISKS

Real property investments are subject to a number of risks. For example, under certain leases the Company is responsible for certain capital improvements such as roof replacement and major structural improvements. In addition, to the ex-tent that the Company's lease for a property is not a triple net lease, the Company will have greater expenses associated with that property and will bear some or all of the risk of any increase in such expenses, unless the lease pro-vides for a rent adjustment based on escalations in operating expenses. Simi-larly, adverse economic conditions could affect the ability of a tenant to make its lease payments, resulting in a reduction in the cash flow of the Company and a decrease in the value of the property leased to such tenant in the event the lease is terminated and the Company is unable to lease the property to an-other tenant on similar or better terms, or at all. In addition, demand for rental space in a particular market may be weak at the end of a lease term, which could prevent the Company from leasing the property to another tenant on favorable terms, or at all. In any such case, the Company could not only lose the cash flow from such property, but in order to prevent a foreclosure, also might divert cash flow generated by other properties to meet mortgage payments, if any, and pay other expenses associated with owning the property with respect to which the default or expiration occurred. Furthermore, the Company may enter into or acquire net leases with corporate tenants for properties that are spe-cially suited to the needs of a particular tenant, and this may be the case with certain of the Properties. Such a property may require renovations or lease payment concessions in order to lease it to another tenant if the initial lease is terminated or not renewed.

Although the Company seeks to acquire properties which it believes are strate-gically important to the ongoing operations of the tenants, the changing opera-tional circumstances of the Company's tenants may alter the importance of the leased properties to their businesses. The level of ongoing strategic impor-tance of any given property to a tenant may affect the probability of lease re-newal by such tenant and, therefore, could have an adverse impact on the Company's financial performance.

The financial failure of a tenant could cause the tenant to become the subject of bankruptcy proceedings. Under bankruptcy law, a tenant has the option of as-suming (continuing) or rejecting (terminating) an unexpired lease. If the ten-ant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future perfor-mance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). In a purchase/leaseback transaction it is also possible, de-pending on the terms of the transaction, that a bankruptcy court could recharacterize a purchase/leaseback transaction as a secured lending transac-tion. If a transaction were recharacterized as a secured lending transaction, the Company would not be treated as the owner of the property, but might have certain rights as a secured creditor.

TENANT CONCENTRATION

To the extent TriNet has a significant concentration of rental revenues from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Company. At February 24, 1998, TriNet had leases with a total of 95 tenants. At such date, the Company's five largest tenants collectively accounted for approximately 20.2% of the Company's annualized rental income.

REIT QUALIFICATION REQUIREMENTS

The Company currently intends to qualify as a REIT under the relevant provi-sions of the Code. To obtain the favorable tax treatment associated with the REIT provisions of the Code, the Company generally is required each year to distribute to its stockholders at least 95% of its REIT taxable income. In ad-dition, the Company is subject to a 4% nondeductible excise tax on any amount by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed ordi-nary income or capital gain net income from the preceding calendar year.

To comply with the 95% distribution requirement and to avoid the 4% nondeduct-ible excise tax, the Company intends to make distributions to stockholders of substantially all of its taxable income at least annually. The Company antici-pates that the cash flow available from operations will be sufficient to enable it to pay its expenses and meet this distribution requirement, but no assurance can be given in this regard. In addition, differences in timing between the ac-tual receipt of income and payment of expenses in calculating taxable income could require the Company to borrow funds to meet the stockholder distribution requirements that are necessary to achieve the tax benefits associated with a qualifying REIT.

Failure of the Company in any taxable year to qualify as a REIT will render the Company subject to tax on its taxable income at regular corporate rates, and distributions to stockholders in any nonqualifying years will not be deductible by the Company. If the Company's status as a REIT is terminated, the Company generally would not be eligible to elect REIT status again prior to the fifth taxable year following the year in which its REIT status is terminated. An ex-ception to this general five-year rule exists if, among other things, the Com-pany can satisfy the Internal Revenue Service that its failure to qualify as a REIT was due to reasonable cause and not to willful neglect of the qualifica-tion provisions of the Code. The additional tax liability of the Company for the year or years involved would reduce the net earnings of the Company and could adversely affect its ability to pay distributions to its stockholders. The Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable taxes.

POTENTIAL ENVIRONMENTAL LIABILITIES

Under various federal, state and local environmental laws, regulations and or-dinances, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic chemicals, substances or waste or petroleum product or waste (collective-ly, "Hazardous Materials") releases on, under, in or from such property, and may be held liable to governmental entities or to third parties for certain damage and for investigation and cleanup costs incurred by such parties in con-nection with the release or threatened release of Hazardous Materials. Such laws typically impose responsibility and liability without regard to whether the owner knew of or was responsible for the presence of Hazardous Materials, and the liability under such laws has been interpreted to be joint and several under certain circumstances. The Company's leases generally provide that the tenant is responsible for all environmental liabilities and for compliance with environmental regulations relating to the tenant's operations. Such a contrac-tual arrangement does not eliminate the Company's statutory liability or pre-clude claims against the Company by governmental authorities or persons who are not parties to such an arrangement. Contractual arrangements in the Company's leases may provide a basis for the Company to recover from the tenant damages or costs for which the Company has been found liable.

The costs of investigation and cleanup of Hazardous Materials on, under, in or from property can be substantial, and the fact that the property has had a re-lease of Hazardous Materials, even if remediated, may adversely affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on a property in favor of the government for damages and costs it incurs in connection with the release or threatened release of Hazard-ous Materials, and certain state environmental laws provide that such a lien has priority over all other encumbrances on the property or that a lien can be imposed on other property owned by the responsible party. Finally, the presence of Hazardous Materials on a property could result in a claim by a private party for personal injury or a claim by a neighboring property owner for property damage.

Other federal, state and local laws and regulations govern the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local statutes, regulations and ordinances may require the removal or upgrading of underground storage tanks that are out of service or out of compliance. In addition, federal, state and local laws, regu-lations and ordinances may impose prohibitions, limitations and operational standards on, or require permits, approvals and notifications in connection with, the discharge of wastewater and other water pollutants, the emission of air pollutants and operation of air polluting equipment, the generation and management of Hazardous Materials, and workplace health and safety. Non-compli-ance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the fi-nancial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held account-able by governmental authorities for such violation and could be required to correct the violation.

The Company typically undertakes an investigation of potential environmental risks when evaluating an acquisition. Where warranted, Phase I and/or Phase II assessments are performed by independent environmental consulting and engineer-ing firms. Phase I assessments do not involve subsurface testing, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Com-pany may acquire a property which is known to have had a release of Hazardous Materials in the past, subject to a determination of the level of risk and po-tential cost of remediation. The Company normally requires property sellers to indemnify the Company fully against any environmental problem existing as of the date of purchase. Additionally, the Company normally structures its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation relating to the tenant's operations and to provide that non-compliance with environmental laws is deemed a lease default. In cer-tain instances, the Company may also require a cash reserve, a letter of credit or a guarantee from the tenant, the tenant's parent company or a third party to assure lease compliance and funding of remediation. The value of any of these protections depends on the amount of the collateral and/or financial strength of the company providing the protection.

Some of the Properties are located in urban and industrial areas where fill or current or historic industrial uses of the areas may have caused site contami-nation at the Properties. In addition, the Company is aware of environmental conditions at certain of the Properties that require some degree of remediation. All such environmental conditions are primarily the responsibility of the respective tenants under their leases. The Company and its consultants estimate that the aggregate cost of addressing environmental conditions known to require remediation at the Properties is approximately $2.0 million, the ma-jority of which is covered by existing letters of credit and corporate guaran-tees. The Company believes that its tenants are taking or will soon be taking all required remedial action with respect to any material environmental condi-tions at the Properties. However, the Company could be responsible for some or all of these costs if one or more of the tenants fails to perform its obliga-tions or to indemnify the Company. Furthermore, no assurance can be given that the environmental assessments that have been conducted at the Properties have disclosed all environmental liabilities, that any prior owner did not create a material environmental condition not known to the Company, or that a material condition does not otherwise exist as to any of the Properties.

                              RECENT DEVELOPMENTS

The Company owns two retail Properties (the "Schwegmann Properties"), which are leased to Schwegmann Giant Super Markets ("Schwegmann"), under leases expiring in June 2015. The two leases, in the aggregate, represent approximately $1.8 million of annual cash rents or 1.27% of annualized rental revenues as of Feb-ruary 24, 1998. The leases are secured by a first mortgage and assignment of rents on a separate retail property (the "Collateral Property") owned by Schwegmann and leased on a long-term basis to an entity which was formed by Kohlberg & Co., LLC to acquire the grocery operations of Schwegmann (the "Kohlberg Entity").

The Schwegmann Properties were subleased to the Kohlberg Entity for the twelve-month period ended February 15, 1998. Schwegmann is in monetary default under the leases of the Schwegmann Properties as a result of the failure to make rent payments due for the period beginning February 15, 1998. The Company is negoti-ating with Schwegmann to take title to the Collateral Property in exchange for termination of the leases and related guarantees on the Schwegmann Properties. Although there can be no assurance as to the outcome of such negotiations, the Company does not expect that the default on the Schwegmann Properties will have a material adverse effect on the Company's financial condition or results of operations.

                                USE OF PROCEEDS

Of the $126.9 million estimated net proceeds to the Company from the offering of the Drs., $120.6 million will be used to repay borrowings under the Acquisi-tion Facility, which were incurred principally to finance acquisition activi-ties, and the remaining proceeds will be used for future acquisitions and gen-eral corporate purposes. As of February 24, 1998, the Acquisition Facility, which matures on October 8, 1999, bore interest at a weighted average interest rate of 6.6% per annum, and approximately $107.5 million was outstanding there-under. As of such date, approximately $13.4 million of such borrowings were owed to Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., one of the Underwriters of the offering of the Drs.

                            DESCRIPTION OF THE DRS.

GENERAL

The Drs. are to be issued as a series of debt securities under the Indenture, to be dated as of February 27, 1998, (as supplemented, the "Indenture"), be-tween the Company and Harris Trust and Savings Bank, as trustee (the "Trust-ee"), which is more fully described in the accompanying Prospectus. The following description of the terms of the Drs. supplements the description of the gen-eral terms and provisions of the Debt Securities (as defined in the accompany-ing Prospectus) set forth in the accompanying Prospectus. If these descrip-tions are inconsistent, then the description in this Prospectus Supplement shall govern.

The Drs. will be limited to $125,000,000 aggregate principal amount.

The Drs. will bear interest at an annual rate of 6.75% to March 1, 2003 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the Drs., then after the Remarketing Date, the interest rate on the Drs. will be reset at a fixed rate until the Stated Maturity Date, as determined by the Remarketing Dealer based on bids requested from dealers in the Company's pub-licly-traded debt securities. See "--Mandatory Tender of Drs.; Remarketing." The Drs. will bear interest from February 27, 1998, payable semi-annually on March 1 and September 1 of each year (each, an "Interest Payment Date"), com-mencing September 1, 1998 to the persons in whose name the Drs. are registered on the fifteenth calendar day (whether or not a Business Day) immediately pre-ceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, regu-lation or executive order to close.

The Drs. will mature on March 1, 2013 ( the "Stated Maturity Date"). If the Remarketing Dealer elects to remarket the Drs., then the Drs. will be subject to mandatory tender to the Remarketing Dealer, for purchase at 100% of the principal amount thereof on the Remarketing Date on the terms and subject to the conditions described herein. See "--Mandatory Tender of Drs.; Remarketing," below. If the Remarketing Dealer does not elect to exercise its right to a mandatory tender of the Drs., or for any reason does not purchase all of the Drs. on the Remarketing Date, then the Company is required to re-purchase any Drs. that have not been purchased by the Remarketing Date from the holders thereof at 100% of the principal amount thereof plus accrued in-terest, if any. See "--Repurchase" below.

The Drs. are redeemable, in whole or in part, at the Company's option at any time prior to or after the Remarketing Date at a redemption price equal to the sum of (i) the principal amount of the Drs. being redeemed plus accrued interest thereon to the redemption date plus (ii) the Make-Whole Amount, if any, with respect to such Drs. See "--Redemption" below. Upon the exercise by the Remarketing Agent of its option to remarket the Drs. as described herein, the Drs. are redeemable on the Remarketing Date at the option of the Company on the terms described in "--Redemption" below.

The Drs. will be issued in the form of one or more registered global securi-ties and will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See "--Book-Entry System." Settlement for the Drs. will be made in immediately available funds and the Drs. will trade in DTC's Same-Day Funds Settlement System until maturity. Secondary market trading ac-tivity in the Drs. will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

Although the United States federal income tax treatment of the Drs. is not certain, the terms of the Drs. provide that the Company and all holders of the Drs. agree to treat the Drs. as fixed rate debt instruments that mature on the Remarketing Date for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

At December 31, 1997, on a pro forma basis after giving effect to the offering of the Drs. and the application of the net proceeds therefrom, the Company would have had outstanding approximately $441.5 million of indebtedness (ex-cluding approximately $17.2 million of non-recourse indebtedness secured by the four Sunnyvale Partnership Properties). Of such indebtedness, approxi-mately $55.0 million is indebtedness of subsidiaries of the Company and is se-cured by 18 Properties and approximately $11.4 million is non-recourse indebt-edness of a consolidated partnership secured by four Properties. Also at such date, all of the Properties were owned by subsidiaries of the Company. The Company may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "--Certain Covenants-- Limita-tions on Incurrence of Indebtedness."

MANDATORY TENDER OF DRS.; REMARKETING

The following description sets forth the terms and conditions of the remarketing of the Drs., if the Remarketing Dealer elects to purchase the Drs. on the Remarketing Date for remarketing.

Mandatory Tender
If the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date") of its intention to purchase all of the outstanding Drs. for remarketing, all outstanding Drs. will be automatically tendered to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "--Repurchase" or "--Redemption" below. The pur-chase price of the Drs. will be equal to 100% of the principal amount thereof. When the Drs. are tendered for remarketing, the Remarketing Dealer may remarket the Drs. for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale or may sell such Drs. to the Reference Corpo-rate Dealer (defined below) submitting the lowest firm, committed bid on the Determination Date (defined below).

From and including the Remarketing Date to but excluding the Stated Maturity Date, the Drs. will bear interest at the Interest Rate to Maturity (defined be-low). If the Remarketing Dealer elects to remarket the Drs., the obligation of the Remarketing Dealer to purchase the Drs. on the Remarketing Date is subject to several conditions set forth in a Remarketing Agreement between the Company and the Remarketing Dealer (the "Remarketing Agreement"). In addition, the Remarketing Dealer may terminate the Remarketing Agreement at any time upon the occurrence of certain events set forth therein. See "--The Remarketing Dealer." If for any reason the Remarketing Dealer does not purchase all outstanding Drs. on the Remarketing Date, the Company will be required on the Remarketing Date to repurchase any Drs. that have not been purchased by the Remarketing Dealer from the holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any. See "--Repurchase" below.

The Remarketing Dealer shall determine the interest rate the Drs. will bear from the Remarketing Date to the Stated Maturity Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers (defined below) for firm, committed bids to pur-chase all outstanding Drs. at the Dollar Price (defined below), and by select-ing the lowest such firm, committed bid (regardless of whether each of the Ref-erence Corporate Dealers actually submit bids). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 5.657% per annum (the "Base Rate")) based on the following assump-tions:

  (i) the Drs. would be sold to such Reference Corporate Dealer on the Remarketing Date for settlement on the same day;

  (ii) the Drs. would mature on the Stated Maturity Date;

  (iii) the Drs. would bear interest from the Remarketing Date at the Inter-est Rate to Maturity bid by such Reference Corporate Dealer, payable semiannually on the Interest Payment Dates for the Drs.; and

  (iv) the winning bidder will bear all of its own expenses (including legal fees) in connection with any resale of the Drs.

The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and con-clusive upon the holders of the Drs., the Company and the Trustee.

"Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the interest payment dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

"Reference Corporate Dealer" means J.P. Morgan Securities Inc. and four other leading dealers of publicly-traded debt securities of the Company to be chosen by the Company and approved by the Remarketing Dealer. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace such person with any other leading dealer of publicly-traded debt securities for the Company.

"Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue (defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Is-sue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (defined below).

"Comparable Treasury Issue" means the United States Treasury security selected by the Remarketing Dealer as having an actual or interpolated maturity on the Determination Date comparable to the remaining term of the Drs.

"Comparable Treasury Price" means (a) the offer price for the Comparable Trea-sury Issue (expressed as a percentage of its principal amount) on the Determi-nation Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such of-fer price on such Business Day, (i) the average of five Reference Treasury Dealer Quotations for such Remarketing Date, excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such high-est and/or lowest quotation shall be excluded), or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Lim-ited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price for the Comparable Treasury Issue (expressed in each case as a percentage of its prin-cipal amount) for settlement on the Remarketing Date quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. on the Deter-mination Date. The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date.

"Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

Notification of Results; Settlement
If the Remarketing Dealer has elected to remarket the Drs. as provided herein, then the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 5:00 p.m., New York City time, on the De-termination Date, of the Interest Rate to Maturity.

All of the outstanding Drs. will be automatically delivered to the account of the Trustee by book-entry through DTC, pending payment of the purchase price therefor, on the Remarketing Date.

The Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date against delivery through DTC of the Drs., of the purchase price for all of the Drs. tendered. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, then the Company is obliged to make or cause to be made such payment for all of the outstanding Drs. not purchased by the Remarketing Dealer, as described be-low under "--Repurchase." In any case, the Company will make, or cause the Trustee to make, payment of interest due on the Remarketing Date to holders of Drs. by book entry through DTC by the close of business on the Remarketing Date.

The tender and settlement procedures described above may be modified without the consent of the holders of the Drs. to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may modify without the consent of the holders of the Drs. the settlement procedures set forth above in order to facilitate the settlement process.

As long as DTC's nominee holds the certificates representing any Drs. in the book entry system of DTC, no certificates for such Drs. will be delivered by or to any selling beneficial owner to reflect any transfer of such Drs. effected in the remarketing. In addition, under the terms of the Drs. and the Remarketing Agreement, the Company has agreed that (i) it will use its best ef-forts to maintain the Drs. in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and (ii) it will waive any discretionary right it oth-erwise has under the Indenture to cause the Drs. to be issued in certificated form.

For further information with respect to transfers and settlement through DTC, see "--Book-Entry System" below, and "Description of Debt Securities--Book En-try System and Global Securities" in the accompanying Prospectus.

The Remarketing Dealer
On or prior to the date of issuance of the Drs., the Company and the Remarketing Dealer will enter into the Remarketing Agreement which will provide for the Drs. to be remarketed substantially on the terms described below and in "--Mandatory Tender of Drs.; Remarketing." The Remarketing Dealer will not re-ceive any fees or reimbursement of expenses from the Company in connection with the remarketing.

The Company will agree to indemnify the Remarketing Dealer against certain lia-bilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

If the Remarketing Dealer elects to remarket the Drs. as described herein, the obligation of the Remarketing Dealer to purchase Drs. from holders thereof will be subject to several conditions set forth in the Remarketing Agreement. In ad-dition, the Remarketing Agreement will provide for its termination by the Remarketing Dealer on or before the

Remarketing Date, upon the occurrence of certain events, including events that would customarily give underwriters the right to terminate an underwriting agreement or would give rise to a failure to satisfy a closing condition to an underwriting agreement in the Company's public debt offerings. The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation. In such case, the Company shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

As a result of these conditions and termination rights and the Remarketing Dealer's right to resign, holders of Drs. cannot be assured that their Drs. will be purchased by the Remarketing Dealer in connection with a mandatory ten-der. No Holder of any Drs. shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a re-sult of the Remarketing Dealer not purchasing such Drs. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at a price equal to 100% of the prin-cipal amount thereof plus accrued interest, if any. See "--Repurchase" below.

The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Drs. The Remarketing Dealer may exercise any vote or join in any action which any holder of Drs. may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, ei-ther as principal or agent, may also engage in or have an interest in any fi-nancial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE

If the Remarketing Dealer for any reason does not purchase all of the Drs. on the Remarketing Date, the Company shall repurchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer, at a price equal to 100% of the principal amount of the Drs. plus all accrued and unpaid inter-est, if any, on such Drs. to (but excluding) the Remarketing Date.

REDEMPTION

On the Remarketing Date

If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date in accordance with the terms of the Remarketing Agreement, the Company may irrevocably elect to exercise its right to redeem the outstanding Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the greater of (x) 100% of the aggregate principal amount of the Drs. and (y) the Dollar Price, by giving written notice of such election to the Remarketing Dealer no later than (i) the Business Day immediately prior to the Determina-tion Date; or (ii) if fewer than three Reference Corporate Dealers submit firm, committed bids for all outstanding Drs. on the Determination Date, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed.

Prior to or After the Remarketing Date

The Drs. may be redeemed at any time prior to or after the Remarketing Date at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Drs. being redeemed plus accrued in-terest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Drs.

Notice of any such redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Drs. to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Drs. or portions thereof called in connection with a redemption. If less than all the Drs. are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Drs. to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, the Drs. to be redeemed in whole or in part. Drs. may be redeemed in part in the minimum authorized denomination of the Drs. or in any integral multiple thereof.

"Make-Whole Amount" means the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being re-deemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such re-demption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the applicable Principal Repayment Date, over (ii) the aggregate principal amount of the respective Drs. being redeemed.

"Principal Repayment Date" means the date on which all principal and interest in respect of the Drs. would have been payable to a holder if such redemption had not been made, namely (i) in the case of a redemption of Drs. at any time prior to the Remarketing Date, the Remarketing Date, and (ii) in the case of a redemption of Drs. at any time after the Remarketing Date, the Stated Maturity Date.

"Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statisti-cal Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to the applicable Principal Repayment Date, as of the redemption date, of the principal being redeemed. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corre-sponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve Sys-tem and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Drs., then such other reasonably comparable index which shall be designated by the Company.

CERTAIN COVENANTS

Limitations on Incurrence of Indebtedness. The Company will not, and will not permit any of its Subsidiaries (defined below) to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggre-gate principal amount of all outstanding Indebtedness of the Company~ and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles ("GAAP") is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and
(ii) the purchase price of any real estate assets or mortgages receivable ac-quired, and the amount of any securities offering proceeds received (to the ex-tent that such proceeds were not used to acquire real estate assets or mort-gages receivable or used to reduce Indebtedness), by the Company or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, the Company will not, and will not permit any of its Subsidiaries to, incur any In-debtedness secured by any Encumbrance (as defined below) upon any of the prop-erty of the Company or any of its Subsidiaries if, immediately after giving ef-fect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebt-edness of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP that is secured by any Encumbrance on property of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and
(ii) the purchase price of any real estate assets or mortgages receivable ac-quired, and the amount of any securities offering proceeds received (to the ex-tent that such proceeds were not used to acquire real estate assets or mort-gages receivable or used to reduce Indebtedness), by the Company or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

The Company and its Subsidiaries may not at any time own Total Unencumbered As-sets (as defined below) equal to or less than 185% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Com-pany and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

In addition to the foregoing limitations on the incurrence of Indebtedness, the Company will not, and will not permit any of its Subsidiaries to, incur any~ Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 2.0:1 on a pro forma basis after giving effect thereto and to the application of the pro-ceeds therefrom, and calculated on the assumption that (i) such

Indebtedness and any other Indebtedness incurred by the Company and its Sub-sidiaries since the first day of such four- quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had oc-curred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebted-ness under any revolving credit facility shall be computed based upon the av-erage daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter peri-od, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being in-cluded in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of as-sets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15 (d) of the Exchange Act, the Company will, to the extent per-mitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been re-quired to file with the Commission pursuant to such Section 13 and 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Re-quired Filing Date (i) if the Company is not then subject to such Section 13 or 15(d), transmit by mail to all holders of Drs. ("Holders"), as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Commission, pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Company is required to file with the Commission or would have been required to file with the Commission pursuant to Section 13 or 15
(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the rea-sonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Waiver of Certain Covenants. The Company may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Drs. (except any such term, provi-sion or condition which could not be amended without the consent of all Hold-ers of Drs.), if before or after the time for such compliance the Holders of at least a majority in aggregate principal amount of all outstanding Drs., by act of such Holders, either waive such compliance in such instance or gener-ally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obliga-tions of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

As used herein, and in the Indenture:

"Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

"Annual Service Charge" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

"Capital Stock" means, with respect to any Person, any capital stock (includ-ing preferred stock), shares, interests, participations or other ownership in-terests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

"Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Com-pany and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provi-sions for gains and losses on properties and property depreciation and amorti-zation, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exer-cisable), upon the happening of any event or other~wise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebted-ness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capi-tal Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity Date of the Drs.

"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

"Indebtedness" of the Company or any of its Subsidiaries means any indebted-ness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar in-struments whether or not such indebtedness is secured by any Encumbrance ex-isting on property owned by the Company or any of its Subsidiaries, (ii) in-debtedness for borrowed money of a Person other than the Company or a Subsidi-ary which is secured by any Encumbrance existing on property owned by the Com-pany or any Subsidiary, to the extent of the lesser of (x) the amount of in-debtedness so secured and (y) the fair market value of the property sub~ject to such Encumbrance, (iii) the reimbursement obligations, contingent or other-wise, in connection with any letters of credit actually issued or amounts rep-resenting the balance deferred and unpaid of the purchase price of any prop-erty or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other re-purchase of any Disqualified Stock, (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currcency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be lia-ble for, or to pay, as obligor, guarantor or otherwise (other than for pur-poses of collection in the ordinary course of business), Indebtedness of an-other Person (other than the Company~ or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

"Subsidiary" means, ~with respect to any Person, any corporation or other en-tity of which a majority of (i) the voting power of the voting equity~ securi-ties or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting eq-uity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of secu-rity has such voting power by~ reason of any contingency.

"Total Assets" as of any date means the sum of (i) the Undepreciated Real Es-tate Assets and (ii) all other assets of the Company and its Subsidiaries de-termined in accordance with GAAP (but excluding accounts receivable and intan-gibles).

"Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Es-tate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

"Unsecured Indebtedness" means Indebtedness which is not secured by any Encum-brance upon any of the properties of the Company or any of its Subsidiaries.

See "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Compa-ny.

EVENTS OF DEFAULT

The Indenture provides that the following events are "Events of Default" with respect to the Drs.: (a) default in the payment of any interest on any Drs. when such interest becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or Make-Whole Amount, of any, on) any Drs. when due and payable; (c) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture with respect to the Drs. and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument un-der which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the re-payment of which the Company has guaranteed or for which the Company is di-rectly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebted-ness having been discharged, or such acceleration having been rescinded or an-nulled, within a period of 10 days after written notice to the Company as pro-vided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary. The term "Significant Subsidiary" has the meaning ascribed to such term in Reg-ulation S-X promulgated under the Securities Act.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of Article 14 of the Indenture relating to defeasance and cove-nant defeasance, which are described under "Description of Debt Securities-- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Drs. Each of the covenants described under "--Certain Cove-nants" herein and "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

The Drs. will be issued in the form of one or more fully registered global se-curities that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. The provisions described under "Description of Debt Securities--Book-Entry System and Global Securities" in the accompanying Pro-spectus will apply to the Drs.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the mean-ing of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its partici-pants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and deal-ers, banks, trust companies, clearing corporations, and certain other organiza-tions ("Direct Participants"). DTC is owned by a number of its Direct Partici-pants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relation-ship with a Direct Participant, either directly or indirectly ("Indirect Par-ticipants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

Payments of principal of, premium, if any, and interest on the Drs. will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Par-ticipants' accounts on the related payment date in accordance with their re-spective holdings shown on DTC's records. Payments by Participants to benefi-cial owners of the Drs. will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent under the In-denture, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants shall be the responsibil-ity of DTC, and disbursement of such payments to the beneficial owners of the Drs. shall be the responsibility of Direct and Indirect Participants.

DTC may decide to discontinue providing its services as securities depository with respect to the Drs. at any time by giving notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities de-pository is not obtained, Drs. certificates are required to be printed and de-livered.

Neither the Company, the Trustee, any Paying Agent nor any Registrar for the Drs. will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial owner-ship interests in, Drs. represented in global form, or for maintaining, super-vising or receiving any records relating to such beneficial ownership interests maintained by DTC.

GOVERNING LAW

The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY

No past, present or future stockholder, employee, officer or director of the Company or any successor thereof shall have any liability for any obligation, covenant or agreement of the Company contained under the Drs. or the Indenture. Each Holder of Drs. by accepting such Drs. waives and releases all such liabil-ity. The waiver and release are part of the consideration for the issue of the Drs.

CONCERNING THE TRUSTEE

The Trustee is an affiliate of Bank of Montreal, which is one of the lenders under the Acquisition Facility.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Drs. to initial holders purchasing Drs. at the "issue price." The "issue price" of a Drs. will equal the first price to the public (not including bond houses, brokers or sim-ilar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Drs. is sold for money. This summary is based upon laws, regulations, rulings and decisions cur-rently in effect, all of which are subject to change (which change may be ret-roactive). Moreover, it deals only with purchasers who hold Drs. as "capital assets" within the meaning of Section 1221 of the Code, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Drs. as a hedge against currency risk or as a posi-tion in a "straddle," "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of the Drs. until the Remarketing Date.

As used herein, the term "U.S. Holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or orga-nized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust whose income is subject to U.S. federal income tax regardless of its source. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Drs. that is, for U.S. federal income tax purpos-es, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresi-dent alien fiduciary of a foreign estate or trust.

Because the Drs. are subject to mandatory tender or repurchase by the Company on the Remarketing Date, the Company intends to treat the Drs. as maturing on the Remarketing Date for U.S. federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the Drs. By pur-chasing the Drs., a holder agrees to follow such treatment for U.S. federal in-come tax purposes. Because no debt instrument closely comparable to the Drs. has been the subject of any Treasury regulation, revenue ruling or judicial de-cision, the U.S. federal income tax treatment of the Drs. is not certain. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"). Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Drs. are uncertain, and no as-surance can be given that the IRS or the courts will agree that the Drs. should be treated as maturing on the Remarketing Date. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN IN-VESTMENT IN THE DRS. (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE DRS.). EX-CEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE DRS. WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR TAX ADVISERS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX TREATMENT OF THE DRS.

Assuming the characterization of the Drs. set forth above, the following tax consequences would result with respect to U.S. Holders.

INTEREST INCOME

Interest on the Drs. would generally be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accor-dance with its method of accounting. The Company does not anticipate that the initial issuance of the Drs. would result in original issue discount ("OID"), generally defined as the excess of the stated redemption price at the maturity of the Drs. over its issue price. However, if a Drs. is issued with OID, or is deemed by the IRS to have been issued with OID and such OID is greater than the statutory de minimis amount (generally, 1/4 of one percent of the Drs.' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from the issue date), the holder of such debt in-strument issued with OID is required to recognize as ordinary income the amount of OID on the debt instrument as such discount accrues, in accordance with a constant yield method.

GAIN OR LOSS ON SALE OR REDEMPTION

When a Drs. is sold or redeemed, the U.S. Holder would recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest not previously included in income) and the adjusted tax basis in its Drs. The adjusted tax basis of the Drs. generally would equal the U.S. Holder's cost, increased by any OID previ-ously includable in the U.S. Holder's income with respect to the Drs., and re-duced by the principal payments previously received with respect to the Drs. Gain or loss on sale or redemption of a Drs. would generally be capital gain or loss.

Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE U.S. FEDERAL TAX TREATMENT

There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the Drs. as maturing on the Remarketing Date and as thereafter being reissued should the Drs. be remarketed, and it is pos-sible that the IRS could assert another characterization. In particular, the IRS could seek to treat the Drs. as maturing on the Stated Maturity Date and possibly also to treat the issue price of the Drs. as including the value of the mandatory tender right. Because of the remarketing, if the Drs. were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regula-tions") would apply. In such case, the timing and character of income on the Drs. would be significantly affected. Among other things, U.S. Holders, regard-less of their usual method of tax accounting, would be required to accrue in-come annually as OID at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the Drs. in a taxable year. Furthermore, any gain realized with respect to the Drs. would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the Drs. Any remaining loss generally would be treated as capi-tal loss. In particular, upon the sale of a Drs. (other than through the manda-tory tender), the IRS could take the position that the gain or loss with re-spect to the mandatory tender right and the gain or loss with respect to the debt obligation must be separately determined, in which case any deemed loss with respect to the mandatory tender right would be treated as capital loss, and a corresponding amount of additional ordinary income would need to be rec-ognized by the U.S. Holder with respect to the sale. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

Prospective purchasers are strongly urged to consult their tax advisers regard-ing the U.S. federal income tax consequences of an investment in the Drs.

TREATMENT OF NON-U.S. HOLDERS

A non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of principal, premium (if any) or interest (including original is-sue discount and accruals under the Contingent Payment Debt Regulations, if any) on a Drs., unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company or is a controlled foreign corporation related to the Company through stock ownership. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Drs., or a securities clearing organization, bank or other financial institution that holds customers' securities in the or-dinary course of its trade or business (a "Financial Institution") and that is holding the Drs. on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Drs. is not a U.S. person. In general, such requirement will be fulfilled if the beneficial owner of a Drs. certifies on IRS Form W-8 (or substantially similar form), un-der penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the Drs. on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the with-holding agent with a copy thereof).

Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a Drs., provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax adviser in this regard.

If a non-U.S. Holder of a Drs. is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the Drs. is effec-tively connected with the conduct of such trade or business, the non-U.S. Hold-er, although exempt from the withholding tax discussed above, will generally be subject to regular U.S. income tax on interest and on any gain realized on the sale, exchange or other disposition of a Drs. in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Drs. will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

The Drs. will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Drs. would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

A holder may be subject to backup withholding at the rate of 31% of the inter-est and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Drs. if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will gen-erally be effective for payments made after December 31, 1998, subject to cer-tain transition rules. Prospective investors are urged to consult their own tax advisers regarding the New Regulations.

Summary. This discussion is intended to be a general summary. Due to the com-plexity of the rules described above, the current uncertainty as to the manner of their application to the holders and possible changes in law, it is particu-larly important that each holder consult with its own tax adviser regarding the tax treatment of its acquisition, ownership and disposition of its Drs. under the laws of the United States and those of any state, local or foreign taxing jurisdiction.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an Underwriting Agreement (the "Underwriting Agreement") relating to the Drs. offered hereby, the Company has agreed to sell to each of the Underwriters named below the amount of Drs. set forth below opposite their respective names:

                                                                    PRINCIPAL
                                                                      AMOUNT
 UNDERWRITERS                                                        OF DRS.
 ------------                                                       ---------
    J.P. Morgan Securities Inc....................................  $75,000,000
    Goldman, Sachs & Co...........................................   50,000,000
                                                                   ------------
                                                                   $125,000,000
                                                                   ============

Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all of the Drs. offered hereby if any are purchased.

The Underwriters propose to offer the Drs. to the public at varying prices based on prevailing market rates at the time of resale. The Underwriters will purchase the Drs. at 99.106% of the principal amount thereof. In addition, in consideration for the right to require the mandatory tender of all outstanding Drs. as described above, the Remarketing Dealer will pay to the Company, on the same date the Underwriters pay the purchase price for the Drs., an amount equal to 2.660% of the principal amount of the Drs. Consequently, the net proceeds to the Company will be $127,207,500, or 101.766% of the principal amount of the Drs.

The Drs. are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Drs. but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Drs.

In connection with the offering, the Underwriters may engage in transactions that maintain or otherwise affect the price of the Drs. Specifically, the Un-derwriters may overallot in connection with the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Drs. in the open market to cover syndicate short positions. Finally, the un-derwriting syndicate may reclaim selling concessions allowed for distributing the Drs. in the offering if the syndicate repurchases previously distributed Drs. in syndicate covering transactions or otherwise. Any of these activities may maintain the market price of the Drs. above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Company has agreed to indemnify the Underwriters against certain liabili-ties, including liabilities under the Securities Act, or to contribute to pay-ments the Underwriters may be required to make in respect thereof. See also "Plan of Distribution" in the accompanying Prospectus.

From time to time in the ordinary course of their respective businesses, cer-tain of the Underwriters and their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with the Company and its affiliates. Morgan Guaranty Trust Company of New York, an af-filiate of J.P. Morgan Securities Inc., expects to receive approximately $13.4 million of the proceeds of the offering to repay amounts outstanding under the Acquisition Facility. See "Use of Proceeds."

                                 LEGAL MATTERS

Certain legal matters, including the legality of the Drs. being offered hereby, are being passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. The validity of the Drs. offered hereby will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York and certain other legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Cahill Gordon & Reindel, Davis Polk and Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely as to all matters of Maryland law on the opinion of Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

PROSPECTUS
                                  $500,000,000

                      TRINET CORPORATE REALTY TRUST, INC.

                                DEBT SECURITIES

                                PREFERRED STOCK

                 DEPOSITARY SHARES REPRESENTING PREFERRED STOCK

                                  COMMON STOCK

                               ----------------

  TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Company") may offer from time to time in one or more series (i) its unsecured debt securities ("Debt Securities"), (ii) shares of its preferred stock, $.01 par value per share ("Preferred Stock"), (iii) Preferred Stock represented by depositary shares ("Depositary Shares") and (iv) shares of its common stock, $.01 par value per share ("Common Stock"), with an aggregate public offering price of up to $500,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offer-ing. The Debt Securities, Preferred Stock, Depositary Shares and Common Stock (collectively, the "Securities") may be offered separately or together, in sep-arate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being de-livered will be set forth in the applicable Prospectus Supplement and will in-clude, where applicable: (i) in the case of Debt Securities, the specific ti-tle, aggregate principal amount, ranking, currency, form (which may be regis-tered or bearer, or certificated or global), authorized denominations, maturi-ty, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such De-positary Share and (iv) in the case of Common Stock, any initial public offer-ing price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation, as amended or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

  The applicable Prospectus Supplement will also contain information, where ap-propriate, about certain United States federal income tax considerations relat-ing to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered by the Company directly to one or more purchas-ers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an accompa-nying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 30, 1997.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the ex-hibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration State-ment, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addi-tion, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analy-sis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov. State-ments contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance refer-ence is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all re-spects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance there-with files reports and proxy statements and other information with the Commis-sion. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be ob-tained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addi-tion, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are listed on the New York Stock Ex-change (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

  In accordance with Section 2-210 of the Maryland General Corporation Law, as amended, the Board of Directors has authorized the issuance of some or all of the shares of any or all of its classes or series of capital stock without cer-tificates. In addition, the Company has the authority to designate and issue more than one class or series of capital stock having various preferences, con-version and other rights, voting powers, restrictions, limitations as to divi-dends, qualifications, and terms and conditions of redemption. See "Description of Preferred Stock" and "Description of Common Stock." The Company's Articles of Incorporation impose limitations on the ownership and transfer of the Company's capital stock. See "Restrictions on Transfers of Capital Stock." The Company will furnish a full statement of the relative rights and preferences of each class or series of capital stock of the Company which has been so desig-nated and any restrictions on the ownership or transfer of capital stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to: TriNet Corporate Realty Trust, Inc., Four Embarcadero Center, Suite 3150, San Francisco, California 94111, Atten-tion: Chief Financial Officer.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) the Company's Current Report on Form 8-K filed with the Commission on February 5, 1997, (iv) the Company's Current Report on Form 8-K filed with the Commission on March 7, 1997, (v) the Company's Current Report on Form 8-K filed with the Commission on March 28, 1997, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on April 30, 1997, (vi) the Company's Current Report on Form 8-K filed with the Commission on July 8, 1997, (vii) the Company's Current Report on

Form 8-K filed with the Commission on July 23, 1997, (viii) the Company's Cur-rent Report on Form 8-K filed with the Commission on September 25, 1997, (ix) the Company's Current Report on Form 8-K filed with the Commission on October 3, 1997, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on October 6, 1997, (x) the Company's Current Report on Form 8-K filed with the Commission on October 21, 1997, (xi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 1, 1993, (xii) the Company's Registration Statement on Form 8-A, dated June 12, 1996, as amended by the Company's Registration State-ment on Form 8-A/A dated June 28, 1996, (xiii) the Company's Registration Statement on Form 8-A, dated August 6, 1996, as amended by the Company's Reg-istration Statement on Form 8-A/A dated August 9, 1996 and (xiv) the Company's Registration Statement on Form 8-A dated October 3, 1997.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be in-corporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the docu-ments incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Geoffrey M. Dugan, Vice President and General Counsel, TriNet Corporate Realty Trust, Inc., Four Em-barcadero Center, Suite 3150, San Francisco, California 94111, telephone (415) 391-4300.

  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                  THE COMPANY

GENERAL

  The Company is a self-administered and self-managed REIT that acquires, owns and manages predominantly office and industrial properties leased to major corporations nationwide, including corporate headquarters and strategically important distribution facilities. The Company believes that operating a na-tional portfolio of real estate reduces the risk of exposure to economic downturns in any one market. Within its current national operating strategy, TriNet's acquisition efforts are focused on markets with growing employment, increasing real estate occupancy rates and rising rents. As of December 16, 1997, TriNet owned 106 properties totaling approximately 16 million square feet in 25 states, all of which were 100% leased.

  TriNet generally seeks to include provisions in its leases that place on its tenants, to the greatest extent possible, the economic costs of ownership of its properties (such as real property taxes and assessments, insurance, oper-ating expenses, responsibility for structural repairs and maintenance, and the duty to restore or relinquish to TriNet any insurance proceeds or condemnation awards, in case of casualty or condemnation). In some cases, TriNet has agreed to retain responsibility for some of these obligations.

  The Company also seeks to include in its leases, (i) clauses providing for periodic rent increases, either fixed or based on an index, such as the All Urban Consumer Price Index, (ii) change of control and restrictive operating and financial covenants, (iii) covenants providing that the tenant must indem-nify the Company against environmental and other contingent liabilities (al-though such lease provisions may not entirely protect the Company as an owner in the event of a tenant's inability to satisfy an adverse judgment), (iv) guarantees from parent companies or other parties, (v) additional security through recourse to other assets or letters of credit and (vi) cross-default provisions in leases in multiple property transactions.

  The Company was incorporated under the laws of the State of Maryland on March 4, 1993. The Company's principal executive offices are located at Four Embarcadero Center, Suite 3150, San Francisco, California 94111, and its tele-phone number is (415) 391-4300. The Company also maintains regional offices in Florida and Pennsylvania.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Com-pany intends to use the net proceeds from the sale of Securities for general corporate purposes, which may include the acquisition of additional proper-ties, the repayment of outstanding debt or the improvement of certain proper-ties already in the Company's portfolio.

                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The Company's ratios of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1997 and the year ended December 31, 1996 were 2.29x and 1.78x, respectively. The Company's his-torical ratios of earnings to fixed charges for the nine months ended Septem-ber 30, 1997 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 were 3.00x, 2.05x, 1.97x, 2.65x, 2.17x and 1.12x, respectively.

  The ratios of (i) earnings to fixed charges and (ii) earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges (excluding preferred stock divi-dends). Fixed charges consist of interest expense and the amortization of debt issuance costs, and with respect to the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividend requirements. For the periods presented, the Company had no capitalized interest.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities") or subordi-nated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Debt Securi-ties and Subordinated Debt Securities may be issued pursuant to separate in-dentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Regis-tration Statement of which this Prospectus is a part, subject to such amend-ments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the antic-ipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

  Capitalized terms used herein and not defined shall have the meanings as-signed to them in the applicable Indenture.

TERMS

  General. The Debt Securities will be direct, unsecured obligations of the Company. Unless otherwise indicated in the applicable Prospectus Supplement, the indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of Senior In-debtedness of the Company as described below under "--Subordination." The par-ticular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal in-come tax considerations. Accordingly, for a description of the terms of any se-ries of Debt Securities, reference must be made to both the Prospectus Supple-ment relating thereto and the description of the Debt Securities set forth in this Prospectus.

  Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to such In-denture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of addi-tional Debt Securities of such series.

  Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securi-ties, each such Trustee shall be a Trustee of a trust under the applicable In-denture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

    (1) the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the princi-pal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applica-ble) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

    (4) if convertible, the terms on which such Debt Securities are convert-ible, including the initial conversion price or rate and the conversion pe-riod and any applicable limitations, in connection with the preservation of the Company's status as a REIT, on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

    (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such in-terest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) the place or places where the principal of (and premium or Make-Whole Amount, (if any) and interest, if any, on such Debt Securities will be pay-able, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be re-deemed, in whole or in part, at the option of the Company;

    (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign cur-rency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securi-ties, including U.S. Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (14) provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be spec-ified;

    (15) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (16) whether and under what circumstances the Company will pay any addi-tional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

    (17) whether Debt Securities of the series are to be issuable as Regis-tered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by ap-plicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent Global Security (as defined) may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the

  Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

    (18) the date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (19) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Secu-rity (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the man-ner provided in the Indenture;

    (20) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (21) if the Debt Securities of such series are to be issuable in defini-tive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

    (22) the obligation, if any, of the Company to permit the conversion of the Debt Securities of such series into Common Stock or Preferred Stock, as the case may be, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion price or rate, the conversion period, any adjustment of the applicable con-version price and any requirements relative to the reservation of such shares for purposes of conversion); and

    (23) any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

  If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of ac-celeration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other consid-erations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modi-fications of, or additions to, the events of default or covenants of the Com-pany that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and inte-gral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special of-fering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

  Unless otherwise specified in the applicable Prospectus Supplement, the prin-cipal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Rec-ord Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any au-thorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of trans-fer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such pur-pose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instru-ment of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designa-tion of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period be-ginning at the opening of business 15 days before the selection of any Debt Se-curities for redemption and ending at the close of business on the day of mail-ing of the notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the por-tion, if any, of such Debt Security not to be so repaid.

  Payment in respect of Debt Securities in bearer form will be made in the cur-rency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. Un-less otherwise provided in the applicable Prospectus Supplement, the Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Company will be required to maintain at least one pay-ing agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Company will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be pre-sented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indentures will provide that the Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing enti-ty, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and as-sumes the Company's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions con-tained in such Indenture; (b) immediately after giving effect to such transac-tion and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under such Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

  The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospec-tus. Unless otherwise indicated in the applicable Prospectus Supplement, Senior Debt Securities will include the following covenants of the Company:

  Existence. Except as permitted above under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corpo-rate existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to pre-serve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

  Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, re-pair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and im-provements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advan-tageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

  Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized re-sponsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

  Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall be-come delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Unless otherwise provided in the applicable Prospectus Supplement, each In-denture will provide that the following events are "Events of Default" with re-spect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Secu-rity of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Company in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written no-tice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaran-teed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or shall hereafter be creat-ed, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have be-come due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days af-ter written notice to the Company as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

  If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable imme-diately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of ac-celeration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such se-ries, plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of acceler-ated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the princi-pal of (or premium or Make-Whole Amount, if any) or interest on any Debt Secu-rity of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture un-less such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such hold-ers.

  The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such In-denture or for any remedy thereunder, except in the case of failure of the ap-plicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt

Securities of such series, as well as an offer of indemnity reasonably satis-factory to it. This provision will not prevent, however, any holder of Debt Se-curities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securi-ties at the respective due dates or redemption dates thereof.

  The Indentures will provide that, subject to provisions in each Indenture re-lating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding un-der such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a ma-jority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable In-denture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, the Company will be re-quired to deliver to each Trustee a certificate, signed by one of several spec-ified officers of the Company, stating whether or not such officer has knowl-edge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of in-terest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Dis-count Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium or Make-Whole Amount, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with re-spect to any such Debt Security; (e) reduce the above-stated percentage of out-standing Debt Securities of any series necessary to modify or amend the appli-cable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting require-ments set forth in the applicable Indenture; (f) change the currency or cur-rency unit in which any Debt Security or any premium or interest thereon is payable; (g) in the case of the Subordinated Indenture, modify the subordina-tion provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any series then outstanding; or (h) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past de-faults or certain covenants, except to increase the required percentage to ef-fect such action or to provide that certain other provisions may not be modi-fied or waived without the consent of the holder of such Debt Security.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

  Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under such Inden-ture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize cer-tain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provi-sions of an Indenture, provided that any such change or elimination shall be-come effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Secu-rities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an In-denture by more than one Trustee; (i) to cure any ambiguity, defect or incon-sistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such In-denture; or (j) to supplement any of the provisions of an Indenture to the ex-tent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

  The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Secu-rities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon decla-ration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstand-ing shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Inden-ture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

  The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Inden-ture. Except for any consent that must be given by the holder of each Debt Se-curity affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with re-spect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstand-ing Debt Securities of a series may be adopted at a meeting or adjourned meet-ing or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or repre-senting a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified per-centage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any se-ries with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the out-standing Debt Securities of such series that vote in favor of such request, de-mand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authoriza-tion, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

CERTAIN DEFINITIONS

  "Indebtedness" means, with respect to any person, (a) any obligation of such person to pay the principal of, premium, if any, interest on (including inter-est accruing on or after the filing of any petition in bankruptcy or for reor-ganization relating to such person, whether or not a claim for such post-peti-tion interest is allowed in such proceeding), penalties, reimbursement or in-demnification amounts, fees, expenses or other amounts relating to any indebt-edness of such person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or as-sets of such person, (iii) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (iv) with respect to letters of credit or bankers acceptances issued for the account of such person or performance bonds, (v) for the payment of money relating to a Capitalized Lease Obligation (as defined in the Indenture) or (vi) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements; (b) any liability of others of the kind described in the preceding clause (a) which such person has guaranteed or which is otherwise its legal liability; and (c) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) or (b).

  "Senior Indebtedness" means Indebtedness of the Company, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Company, other than the following: (a) any Indebtedness as to which, in the instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued, it is expressly provided that such Indebtedness is subordinate in right of payment to all indebtedness of the Company not expressly subordinated to such Indebtedness; (b) any Indebtedness which by its terms refers explicitly to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Subordinated Debt Securities; and
(c) with respect to any series of Subordinated Debt Securities, any Indebted-ness of the Company evidenced by Subordinated Debt Securities of the same or of another series. Notwithstanding anything to the contrary in the foregoing, Se-nior Indebtedness shall not include: (i) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, materials and services purchased in the ordinary course of business or (ii) Indebtedness of the Com-pany to a subsidiary of the Company.

SUBORDINATION

  Unless otherwise provided in the applicable Prospectus Supplement, Subordi-nated Debt Securities will be subject to the following subordination provi-sions.

  The payment of the principal of, interest on, or any other amounts due on, the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Company. No payment on account of the principal of, redemption of, interest on or any other amounts due on the Subordinated Debt Securities and no redemption, purchase or other acquisi-tion of the Subordinated Debt Securities may be made, unless (a) full payment in cash of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness shall have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and (b) at the time of, or immediately after giving effect to, any such payment, redemp-tion, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being de-clared due and payable and not rescinded. In addition, the Subordinated Inden-ture provides that, if holders of any Senior Indebtedness notify the Company and the Subordinated Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no pay-ment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Subordinated Debt Securities and no purchase, re-demption or other acquisition of the Subordinated Debt Securities will be made for the period (the "Payment Blockage Period") commencing on the date such no-tice is received and ending on the earlier of (i) the date on which such event of default shall have been cured or waived or (ii) 180 days from the date such notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of de-fault existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Upon any distribution of its assets in con-nection with any dissolution, winding-up, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full in cash before the hold-ers of the Subordinated Debt Securities are entitled to any payments whatsoev-er.

  The Subordinated Indenture does not restrict the amount of Senior Indebted-ness or other indebtedness of the Company or any Subsidiary. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than gen-eral creditors of the Company.

  If this Prospectus is being delivered in connection with a series of Subor-dinated Debt Securities, the accompanying Prospectus Supplement or the infor-mation incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise indicated in the applicable Prospectus Supplement, the Com-pany will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securi-ties have become due and payable) or to the stated maturity or redemption date, as the case may be.

  The Indentures will provide that, unless otherwise indicated in the applica-ble Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Secu-rities under the applicable Indenture (including the restrictions described above under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omis-sion to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, appli-cable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analo-gous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defea-sance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable U.S. fed-eral income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

  "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign cur-rency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custo-dian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custo-dian for the account of the holder of a depository receipt, provided that (ex-cept as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evi-denced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defea-sance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to re-ceive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so de-posited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market ex-change rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institution of or within the European Com-munities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) above under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applica-ble to such Debt Securities) or described in clause (g) under "--Events of De-fault, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceler-ation.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifica-tions to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convert-ible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into shares of Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provi-sions affecting conversion in the event of the redemption of such Debt Securi-ties and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

BOOK-ENTRY SYSTEM AND GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Pro-spectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in either fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a succes-sor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository ar-rangements.

  Upon the issuance of a Global Security, the Depository for such Global Secu-rity or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities rep-resented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold inter-ests through Participants.

  The Company expects that, pursuant to procedures established by DTC, owner-ship of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with re-spect to beneficial interests of persons who hold through Participants). Nei-ther the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in defini-tive form. Such limits and laws may impair the ability to own, pledge or trans-fer beneficial interest in a Global Security.

  So long as the Depository for a Global Security or its nominee is the regis-tered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable In-denture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security reg-istered in their names, will not receive or be entitled to receive physical de-livery of any such Debt Securities in definitive form and will not be consid-ered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approv-als to the Trustee thereunder. Accordingly, each person owning a beneficial in-terest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company un-derstands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such ac-tions or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal of (and applicable premium or Make-Whole Amount, if any) and interest on individual Debt Securities represented by a Global Secu-rity registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any respon-sibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium or Make-Whole Amount, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such pay-ments, in amounts proportionate to their respective holdings of beneficial in-terests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or regis-tered in street name, and will be the responsibility of such Participants. Re-demption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the De-pository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securi-ties will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

  Neither the Company nor the Trustee will be liable for any delay by the hold-ers of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Commission.

  If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not ap-pointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securi-ties. In addition, the Company may at any time and in its sole discretion, sub-ject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denomi-nations of $1,000 and integral multiples thereof.

  The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Se-curities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

PAYMENT AND PAYING AGENTS

  Unless otherwise specified in the applicable Prospectus Supplement, the prin-cipal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be re-paid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

  The description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended by (i) Articles Supplementary Establish-ing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series A), (ii) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series B) and
(iii) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series C) (the "Articles of Incorpo-ration") and Amended and Restated Bylaws (the "Bylaws").

GENERAL

  Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, 7,300,000 shares of which were issued and outstanding as of December 16, 1997. Shares of Preferred

Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each se-ries, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Company's Articles of Incorporation to fix for each se-ries, subject to the provisions of the Company's Articles of Incorporation re-garding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limita-tions as to dividends or other distributions, qualifications and terms or con-ditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Pre-ferred Stock with terms and conditions that could have the effect of discour-aging a takeover or other transaction that holders of Common Stock might be-lieve to be in their best interests or in which holders of some, or a majori-ty, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all re-spects subject to and qualified in their entirety by reference to the applica-ble provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1)  The title and stated value of such Preferred Stock;

  (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

  (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumu-late, if applicable;

    (5)  The voting rights, if any, of such Preferred Stock;

    (6) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (7)  The provision for a sinking fund, if any, for such Preferred Stock;

    (8)  The provision for redemption, if applicable, of such Preferred
  Stock;

    (9)  Any listing of such Preferred Stock on any securities exchange;

  (10) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (11) Any other specific terms, preferences, rights, limitations or re-strictions of such Preferred Stock;

    (12) Whether interests in such Preferred Stock will be represented by De-positary Shares;

    (13) A discussion of federal income tax considerations applicable to such Preferred Stock;

  (14) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

  (15) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

  (16) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Com-mon Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity se-curities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of as-sets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

  Dividends on any series of the Preferred Stock may be cumulative or non-cumu-lative, as provided in the applicable Prospectus Supplement. Dividends, if cu-mulative, will be cumulative from and after the date set forth in the applica-ble Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Pre-ferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in re-spect of the dividend period ending on such dividend payment date, and the Com-pany will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future div-idend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be de-clared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Pre-ferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporane-ously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such se-ries (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No in-terest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are de-clared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend peri-od, and (ii) if such series of Preferred Stock does not have a cumulative div-idend, full dividends on the Preferred Stock of such series have been or con-temporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Pre-ferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conver-sion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Pre-ferred Stock that shall be redeemed by the Company in each year commencing af-ter a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend pe-riods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capi-tal stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conver-sion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full divi-dends on all shares of the Preferred Stock of such series have been or contem-poraneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all out-standing shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acqui-sition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addi-tion, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Pre-ferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are de-clared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to divi-dends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or ex-change offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which re-demption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemp-tion price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that divi-dends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Com-pany in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liq-uidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accu-mulation in respect of unpaid noncumulative dividends for prior dividend peri-
ods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liq-uidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capi-tal stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distri-bution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their re-spective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribu-tion of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such se-ries of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, priv-ilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the oc-currence of an Event the Company may not be the surviving entity, the occur-rence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the autho-rized Preferred Stock or the creation or issuance of any other series of Pre-ferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or wind-ing up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the con-version price (or manner of calculation thereof), the conversion period, provi-sions as to whether conversion will be at the option of the holders of the Pre-ferred Stock or the Company, the events requiring an adjustment of the conver-sion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

  For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a tax-able year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

  The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

         DESCRIPTION OF DEPOSITARY SHARES REPRESENTING PREFERRED STOCK

GENERAL

  The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified se-ries (including dividend, voting, redemption and liquidation rights). The ap-plicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Preferred Shares Depositary") named in the applicable Prospec-tus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Preferred Shares Depositary and the holders of the certificates evidencing Depositary Shares ("Depositary Receipts"). The Depositary Receipts will be delivered to those persons purchasing Depositary Shares in the offer-ing. The Preferred Shares Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Re-ceipts will be bound by the Deposit Agreement, which will require holders to take certain actions such as filing proof of residence and paying certain charges.

  The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its en-tirety by, the provisions of the Deposit Agreement, the Articles of Incorpora-tion and the form of Designating Amendment for the applicable series of Pre-ferred Stock. All material terms of the Depository Shares, except those dis-closed in the applicable Prospectus Supplement, are described in this Prospec-tus.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in pro-portion to the number of such Depositary Receipts owned by such holders, sub-ject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares De-positary.

  In the event of a distribution other than in cash, the Preferred Shares De-positary will distribute property received by it to the record holders of De-positary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Compa-ny, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

  Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have pre-viously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of Preferred Stock and any money or other property repre-sented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Pro-spectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public market for shares of Pre-ferred Stock that are withdrawn as described in this paragraph.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems shares of Preferred Stock held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Pre-ferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be re-deemed will be selected pro rata (as nearly as may be practicable without cre-ating fractional Depositary Shares) or by any other equitable method determined by the Company.

  From and after the date fixed for redemption, all dividends in respect of shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be out-standing and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any money payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such re-demption upon surrender thereof to the Preferred Shares Depositary.

VOTING

  Upon receipt of notice of any meeting at which the holders of shares of Pre-ferred Stock of a series represented by Depositary Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such no-tice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such shares of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable ac-tion which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depos-itary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Shares Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Shares Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depos-itary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION

  The Depositary Shares, as such, are not convertible into shares of Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of the Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock or other shares of Pre-ferred Stock of the Company, and the Company has agreed that, upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt will be issued for any Depositary Shares not to be con-verted. No fractional shares of Common Stock or Preferred Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares which repre-sent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares De-positary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evi-denced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instruc-tions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Deposi-tary Receipt, to consent and agree to such amendment and to be bound by the De-posit Agreement as amended thereby.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such ter-mination is necessary to preserve the Company's status as a REIT or (ii) at least two-thirds of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or frac-tional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Shares Depositary with respect to such Depositary Receipt. The Company has agreed that, if the Deposit Agreement is terminated to preserve the Company's status as a REIT, the Company will use its best efforts to list the shares of Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (a) all outstanding Depositary Shares shall have been redeemed or converted, or (b) there shall have been a final distribu-tion in respect of the related Preferred Stock in connection with any liquida-tion, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Deposi-tary Shares representing such Preferred Stock.

CHARGES OF PREFERRED SHARES DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. How-ever, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Pre-ferred Shares Depositary for any duties requested by such holders to be per-formed which are outside of those expressly provided for in the Deposit Agree-ment.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Shares Depositary will forward to holders of Depositary Re-ceipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Stock.

  Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its con-trol, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence or willful misconduct, and the Company and the Preferred Shares De-positary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Com-pany and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Pre-ferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Deposi-tary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

  The description of the Company's Common Stock set forth below does not pur-port to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

GENERAL

  Under the Articles of Incorporation, the Company has authority to issue 40 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obli-gations. At December 16, 1997, the Company had outstanding 20,846,058 shares of Common Stock.

TERMS

  Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Subject to the provisions of the Company's Articles of Incorporation regard-ing Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

  Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

  The Company intends to furnish its stockholders with annual reports contain-ing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  Subject to the provisions of the Company's Articles of Incorporation regard-ing Excess Stock, all shares of Common Stock will have equal dividend, distri-bution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

  Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Ar-ticles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordi-nary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorpora-tion. The Company's Articles of Incorporation do not provide for a lesser per-centage in such situations.

RESTRICTIONS ON OWNERSHIP

  For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial own-ership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock will be set forth in the applicable Prospectus Supplement.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

  For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by vir-tue of the attribution provisions of the Code, more than 9.3% (the "Ownership Limit") of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the

Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the in-tended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the de-termination of a quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discov-ery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather consti-tutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Ex-cess Stock to any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any le-gal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

  In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the capi-tal stock by the original transferee-stockholder or the market price (as deter-mined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase. The 90-day pe-riod begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of capital stock for Excess Stock.

  Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that mainte-nance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The Company believes it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assur-ance can be given that it will at all times so qualify.

  The provisions of the Code pertaining to REITs are highly technical and com-plex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stock-holders. For the particular provisions that govern the federal income tax treatment of the

Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

  Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

  To qualify as a REIT, the Company must comply with a number of annual re-quirements regarding its income, assets and distributions. These requirements impose a number of restrictions on the Company's operations. For example, the Company may not lease property if the lease has the effect of giving the Com-pany a share of the net income of the lessee. The amount of personal property that may be included under a lease may not exceed a defined level, and the Com-pany may not provide services to its tenants, other than customary services and (beginning in 1998) de minimis non-customary services. The Company's ability to acquire non-real estate assets is restricted, and a 100% tax is imposed on any gain that the Company realizes from sales of property (including real estate) to customers in the ordinary course of business (other than property acquired by reason of certain foreclosures), effectively preventing the Company from participating directly in projects involving the development or acquisition of property for resale. Minimum distribution requirements also generally require the Company to distribute at least 95% of its taxable income each year (exclud-ing any net capital gain).

  In any year in which the Company qualifies to be taxed as a REIT, distribu-tions made to its stockholders out of current or accumulated earnings and prof-its will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders with respect to the Company's taxable year ending December 31, 1997 and, with respect to subse-quent taxable years, as long-term capital gain, mid-term capital gain or unrecaptured section 1250 gain. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Securities.

  Investors are urged to consult their own tax advisors with respect to the ap-propriateness of an investment in the Securities offered hereby and with re-spect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States in-come tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

  The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them, and may also sell Se-curities directly to one or more institutional or other purchasers, through agents or through any combination of these methods of sale. Any such underwrit-er, dealer or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negoti-ated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connec-tion with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commis-sions and may also receive commissions from purchasers of Securities for whom they may act as agent. Un-derwriters may sell Securities to or through dealers, and such dealers may re-ceive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commission allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be under-writers, and any discounts and commissions received by them and any profit re-alized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabili-ties under the Securities Act, and to reimbursement by the Company for certain expenses.

  Each series of Debt Securities or Preferred Stock will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Se-curities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

  Underwriters, dealers and agents and their associates may engage in transac-tions with, or perform services for, the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will au-thorize dealers or other persons acting as the Company's agents to solicit of-fers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securi-ties sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and char-itable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Debt Securities to institutions under Contracts, Debt Securi-ties are also being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

  In order to comply with the securities laws of certain states and other ju-risdictions, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addi-tion, in certain states Securities may not be sold unless they have been regis-tered or qualified for sale in the applicable state or other jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person en-gaged in the distribution of the Securities offered hereby may not simultane-ously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachu-setts.

                                    EXPERTS

  The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated herein in reli-ance upon the authority of said firm as experts in giving said reports.

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